Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-276824, 333-268357 and 333-265843 on Form S-8, in Registration Statement Nos. 333-270383, 333-267142 and 333-264646 on Form S-3 and in Registration Statement Nos. 333-277066, 333-267142 and 333-264646 on Form S-1 of our report dated March 8, 2023, with respect to the consolidated financial statements of Onconetix, Inc. (formerly known as Blue Water Vaccines Inc.), as of and for the year ended December 31, 2022, included in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Mayer Hoffman McCann P.C.

Los Angeles, California

April 11, 2024